Exhibit 99.1

FOR RELEASE:		November 2, 2010

Contact:	Douglas J. Glenn
Executive Vice President, General Counsel and
Chief Operating Officer
(757) 217-3634

HAMPTON ROADS BANKSHARES ANNOUNCES CONSOLIDATION OF TWO BANK BRANCH LOCATIONS INTO NEARBY BRANCHES

Consolidating Branches in Close Proximity Will Reduce Company’s Operating Expenses With Minimal Impact to Customers and Staff Members, and is In Line With Company’s Strategic Plan

Norfolk, Virginia, November 2, 2010:  Hampton Roads Bankshares, Inc. (NASDAQ:  HMPR) (the “Company”), the holding company for Bank of Hampton Roads and Shore Bank, today announced the consolidation of two bank branch locations into nearby branches.

Gateway Bank and Trust’s Ehringhaus Office, located at 400 W. Ehringhaus Street, Elizabeth City, NC, closed on November 1, 2010.  This location will continue to serve as an Insurance Service Center for the Company’s Gateway Insurance subsidiary and the location’s on-site ATM will remain open for business.  All bank accounts and services maintained at this location were transferred to the Gateway Bank – Southgate Office located at 1404 W. Ehringhaus Street, Elizabeth City, NC, approximately 1 mile away.

Bank of Hampton Roads’ Moyock office, located at 4720 Battlefield Boulevard S., Chesapeake, VA, will also be closing on December 1, 2010.  Subsequently, the accounts and services maintained at this location will be served by the Gateway Bank – Moyock Commons Office located at 100 Moyock Commons Drive, Moyock, NC, approximately 4 miles away.

John A.B. “Andy” Davies, Jr., the Company’s President and Chief Executive Officer, said, “We are committed to providing a full range of financial services to our customers at competitive prices and with superior customer service, along with appropriate returns for our shareholders.  In a highly competitive banking environment, we continue to pursue opportunities to reduce our operating expenses without compromising this commitment.”

Caution about Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements.”  These statements include reducing the Company’s operating expenses and generating appropriate returns for shareholders.  There can be no assurance that the Company will be able to reduce operating expenses, or that other actual results, performance or achievements of the Company will not differ materially from those expressed or implied by forward-looking statements.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to: (1) the ability to attract new deposits and loans; (2) local, regional, and national economic conditions and events and the impact they may have on us and our customers; (3) risks associated with concentrations in real estate related loans; (4) increasing levels of classified assets, including nonperforming assets, which could adversely affect earnings and liquidity; (5) market interest rate volatility; (6) stability of funding sources and continued availability of borrowings; (7) changes in legal or regulatory requirements or the results of regulatory examinations that could restrict growth and constrain our activities, including the terms of our written agreement entered into with the Federal Reserve Bank of Richmond and the Virginia Bureau of Financial Institutions; and (8) changes in accounting standards and interpretations.  For details on these and other factors that could affect expectations, see the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of

Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended, the Company’s Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2010, as amended, and June 30, 2010, and other filings made with the Securities and Exchange Commission.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses.  Currently, Bank of Hampton Roads operates twenty-eight banking offices in the Hampton Roads region of southeastern Virginia and twenty-four offices in Virginia and North Carolina doing business as Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and fifteen ATMs. Through various affiliates, the Banks also offer mortgage banking services, insurance, title insurance, and investment products.  Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol HMPR.  Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.
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